EXHIBIT 4.2

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITY NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

DEBT RESOLVE, INC.

15% SENIOR SECURED PROMISSORY NOTE

No. _____

US$______	___________ __, 2006

THIS NOTE (the “Note”) of Debt Resolve, Inc., a Delaware corporation (the “Company”) has been issued to the Holder (as defined below) in connection with the private placement of securities offered by the Company pursuant to, or contemplated by, that certain: (i) Securities Purchase Agreement, (ii) a confidential private placement term sheet booklet with exhibits, as the same may be amended or supplemented from time to time, (iii) a registration rights agreement, (iv) this Note, (v) a common stock purchase warrant (each, a “Warrant” and collectively, the “Warrants”), (vi) a security agreement the “Security Agreement”), (vii) a stock pledge agreement (the “Stock Pledge Agreement”) and (viii) a lock-up agreement, each dated as of the date of this Note (collectively, the “Transaction Documents”). This Note, designated the 15% Senior Secured Promissory Note, differs from the other series of notes, designated the 15% Senior Secured Convertible Promissory Notes, issued in connection with the private placement of securities offered by the Company pursuant to Transaction Documents primarily in that this Note is not convertible.

FOR VALUE RECEIVED, the Company promises to pay to the order of __________________________________________, having an address at _____________________________________________________________________________, and such person or entities’ successors and assigns (the “Holder”), the principal sum of _________________________________________________ Dollars ($__________), or such other amount as shall then equal the outstanding principal amount hereof, in accordance with the terms hereof, and to pay interest on the principal sum outstanding, at the rate of fifteen percent (15%) per annum. Accrual of interest on the outstanding principal amount shall commence on the date hereof and shall continue until payment in full of the outstanding principal amount has been made or duly provided for. This Note is secured by a first lien on all the assets of the Company and its current and future subsidiaries. The Holder takes this Note subject to the terms and restrictions set forth in the Transaction Documents and shall be entitled to certain rights and privileges as set forth in the Transaction Documents.

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

19. Principal Repayment. This Note and any accrued but unpaid interest hereunder will become due and payable in accordance with the terms hereof upon the earlier of: (i) the consummation of any initial public offering (an “IPO”) of the Company’s common stock, par value $.001 per share (the “Common Stock”) and (ii) October 31, 2006 (such earlier date, the “Maturity Date”); provided, however, that this Note may be prepaid or repaid, (i) on or prior to August 30, 2006, at one hundred percent (100.0%) of the principal amount hereof plus accrued interest to the date of repayment and, (ii) after August 30, 2006, at one hundred seven and one-half percent (107.5%) of the principal amount hereof plus accrued interest to the date of repayment; and, provided, further, that the Company shall be required to offer to prepay the aggregate principal amount of this Note at the applicable prices set forth in the foregoing clause upon the occurrence of the sale of all or substantially all of the assets of the Company, a Change of Control (as defined below) of the Company or at the Maturity Date; and provided, further, that to the extent the maturity date of the Company’s pre-existing 7% Senior Convertible Promissory Notes is extended beyond October 31, 2006, the Maturity Date hereunder shall extend beyond October 31, 2006 to match any revised maturity date of the Company’s pre-existing 7% Senior Convertible Promissory Notes, but in no event shall be extended beyond April 30, 2007 pursuant to this clause.

20. Interest. The holders of the Notes are entitled to receive interest at an annual cumulative rate of fifteen percent (15%) of the principal face dollar value of this Note, due and payable on the Maturity Date in cash out of funds legally available therefore.

21. Rights upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holder of this Note and the holders of the 15% Senior Secured Convertible Promissory Notes together shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of any debt or equity securities of the Company except for the Company’s previously issued 7% Senior Convertible Promissory Notes whose liquidation preference shall be senior to that of this Note and the 15% Senior Secured Convertible Promissory Notes, an amount equal to the unpaid, and unconverted with respect to the 15% Senior Secured Convertible Promissory Notes, principal face amount of their notes and any accrued and unpaid interest thereon. The Holder shall be paid in preference to any unsecured creditors of the Company and shall be paid pro rata in proportion to the principal amount of this Note and the 15% Senior Secured Convertible Promissory Notes if the available assets are not sufficient to repay the notes. The rights of the Holder described in this Section 3 as well as the rights of the Holder under the Security Agreement and the Stock Pledge Agreement, which are acknowledged hereby, are referred to collectively as the “Liquidation Preference.”

22. Representations and Affirmative and Negative Covenants of the Company. The Company hereby represents and warrants to the Holder, and covenants and agrees, as the case may be, to all of the matters set forth in Sections 3 and 4 of the Securities Purchase Agreement, which representations, warranties, covenants and agreements are incorporated by reference herein as if set forth fully herein. In addition, the Company hereby covenants to the holder as follows:

(d) Event of Default. Within five (5) days of any officer of the Company obtaining knowledge of any Event of Default (as defined in Section 5 hereof), if such Event of Default is then continuing, the Company shall furnish to the Holder a certificate of the chief financial or accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto.

(e) Performance. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against impairment.

(f) Subsidiary Guarantees. The Company’s future subsidiaries, if any, will guarantee the unconditional payment in full when due on a senior basis the Company’s obligations under the Note and the Transaction Documents.

23. Events of Default. This Note shall become immediately due and payable at the option of the holders of greater than 50% of the combined face amount of the then-outstanding Note and 15% Senior Secured Convertible Promissory Notes, upon any one or more of the following events or occurrences (“Events of Default”):

(j) if any portion of this Note is not paid when due; provided, that this shall only constitute an Event of Default if such default is not cured by the Company within five (5) days after the Holder has given the Company written notice of such default;

(k) upon a “Change in Control” of the Company, meaning: (i) an acquisition of any voting securities of the Company (the “Voting Securities”) by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) (“Beneficial Ownership”) of 30% or more of the combined voting power of the Company’s then outstanding Voting Securities without the approval of the Company’s Board of Directors (the “Board”); (ii) a merger or consolidation that results in more than 50% of the combined voting power of the Company’s then outstanding Voting Securities of the Company or its successor changing ownership(whether or not approved by the Board); (iii) the sale of all or substantially all of the Company’s assets in one or a series of related transactions; (iv) approval by the stockholders of the Company of a plan of complete liquidation of the Company; (v) the individuals constituting the Board as of the date of April 15, 2006 (the “Incumbent Board”) cease for any reason to constitute at least 1/2 of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board; or (vi) James D. Burchetta or Richard G. Rosa cease to be employed by the Company. The Company shall give the Holder no less than thirty (30) days written notice of a potential Change in Control.

(l) if any final judgment for the payment of money is rendered against the Company and the Company does not discharge the same or cause it to be discharged or vacated within ninety (90) days from the entry thereof, or does not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered, and does not secure a stay of execution pending such appeal within ninety (90) days after the entry thereof;

(m) if the Company makes an assignment for the benefit of creditors or if the Company generally does not pay its debts as they become due;

(n) if a receiver, liquidator or trustee of the Company is appointed or if the Company is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in, by the Company or if any proceeding for the dissolution or liquidation of the Company is instituted; however, if such appointment, adjudication, petition or proceeding is involuntary and is not consented to by the Company, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(o) if the Company defaults in any material respect under any other secured or unsecured indebtedness for borrowed money, other than any indebtedness owed to officers, directors or stockholders of the Company, mortgage or security agreement covering any part of its property;

(p) if the Company defaults in the observance or performance of any other material term, agreement, covenant or condition of this Note or the Transaction Documents, and the Company fails to remedy such default within fifteen (15) days after notice by the Holder to the Company of such default, or, if such default is of such a nature that it cannot with due diligence be cured within said fifteen (15) day period, if the Company fails, within said fifteen (15) days, to commence all steps necessary to cure such default, and fail to complete such cure within forty five (45) days after the end of such fifteen (15) day period;

(q) except for specific defaults set forth in this Section 5, if the Company defaults in the observance or performance of any material term, agreement or condition of the Note or the Transaction Documents, and such default continues after the end of any applicable cure period provided for therein; and

(r) if any of the following exist uncured for fifteen (15) days following written notice to the Company: (i) the failure, subject to applicable survival periods, of any representation or warranty made by the Company to the Holder pursuant to any of the Transaction Documents to be true and correct in all material respects or (ii) the Company fails to provide the Holder with the written certifications and evidence referred to in this Note.

24. Usury. In no event shall the amount of interest paid or agreed to be paid hereunder exceed the highest lawful rate permissible under applicable law. Any excess amount of deemed interest shall be null and void and shall not interfere with or affect the Company’s obligation to repay the principal of and interest on the Note.

25. Holder Not Deemed a Stockholder. The Holder, as such, of this Note shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder hereof, as such, any of the rights at law of a stockholder of the Company.

26. Mutilated, Destroyed, Lost or Stolen Notes. In case this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company. In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company: (a) evidence to its satisfaction of the destruction, loss or theft of such Note and (b) such security or indemnity as may be reasonably required by the Company to hold the Company harmless.

27. Waiver of Demand, Presentment, etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

28. Payment. Except as otherwise provided for herein, all payments with respect to this Note shall be made in lawful currency of the United States of America by check or wire transfer of immediately available funds, at the option of the Holder, at the principal office of the Holder or such other place or places or designated accounts as may be reasonably specified by the Holder of this Note in a written notice to the Company at least one (1) business day prior to payment. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

29. Assignment; Transferability. The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, administrators and transferees of the parties hereto. This Note will be non-negotiable and non-transferable except to entities controlled by the Holder, as to whom this Note may be transferred without the Company’s consent, until, in the event the IPO is not completed prior to then, October 31, 2006.

30. Waiver and Amendment. Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

31. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or delivered by facsimile transmission, to the Company at the address or facsimile number set forth herein or to the Holder at its address or facsimile number set forth in the records of the Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered or, if notice is given by facsimile transmission, when delivered with confirmation of receipt.

32. Governing Law; Jurisdiction; Waiver of Jury Trial.

(d) THIS NOTE SHALL BE ENFORCED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

(e) THE COMPANY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE NEW YORK STATE OR UNITED STATES FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS NOTE. THE COMPANY IRREVOCABLY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT OR PROCEEDING. THE COMPANY FURTHER AGREES THAT SERVICE OF PROCESS UPON IT MAILED BY FIRST CLASS MAIL SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE COMPANY IN ANY SUCH SUIT OR PROCEEDING. NOTHING HEREIN SHALL AFFECT THE HOLDER’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THE COMPANY AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER LAWFUL MANNER.

(f) THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE.

33. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

34. Headings. Section headings in this Note are for convenience only, and shall not be used in the construction of this Note.

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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

DEBT RESOLVE, INC.

By:
Name: Title: